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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                                    DDi Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                           (Title of Class Securities)

                                   2331162304
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 12, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |X|  Rule 13d-1(b)

     |_|  Rule 13d-1(c)

     |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 7 pages

CUSIP No. 2331162304                                           Page 2 of 7 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Symphony Asset Management LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,371,267
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,371,267
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,371,267
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.98%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 2331162304                                           Page 3 of 7 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Nuveen Investments, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,371,267
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.98%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      HC, BD
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 2331162304                                           Page 4 of 7 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Nuveen Investments Holdings, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,371,267
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.98%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 2331162304                                           Page 5 of 7 Pages
--------------------------------------------------------------------------------

STATEMENT A

                                  Certification

The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           Date: February 25, 2004

                           Symphony Asset Management LLC

                           /s/ Neil L. Rudolph
                           -----------------------------------------------------
                           Neil L. Rudolph, Chief Operating Officer


                           Nuveen Investments, Inc.

                           /s/ Alan G. Berkshire
                           -----------------------------------------------------
                           Name and Title: Alan G. Berkshire, Sr. Vice President


                           Nuveen Investments Holdings, Inc.

                           /s/ Alan G. Berkshire
                           -----------------------------------------------------
                           Name and Title: Alan G. Berkshire, Sr. Vice President

CUSIP No. 2331162304                                           Page 6 of 7 Pages
--------------------------------------------------------------------------------

STATEMENT B

                     Disclaimer of the Existence of a Group

Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the persons who are required to file under Rule 13d-1(b)(1) have agreed to make this joint filing, but disclaim the existence of a group, as defined in Section 13(d)(3) of the Exchange Act, are identified and classified as follows:

              Name                                    Classification
Symphony Asset Management, LLC             Investment  adviser  registered under
(the "Adviser")                            the Investment  Advisers Act of 1940,
                                           as amended.

Nuveen Investments, Inc.                   Parent  company of the  Adviser and a
                                           registered broker-dealer.

Nuveen Investments Holding, Inc.           Parent  company of the  Adviser and a
                                           holding company.

Dated: February 25, 2004

                           Symphony Asset Management LLC

                           /s/ Neil L. Rudolph
                           -----------------------------------------------------
                           Neil L. Rudolph, Chief Operating Officer


                           Nuveen Investments, Inc.

                           /s/ Alan G. Berkshire
                           -----------------------------------------------------
                           Name and Title: Alan G. Berkshire, Sr. Vice President


                           Nuveen Investments Holdings, Inc.

                           /s/ Alan G. Berkshire
                           -----------------------------------------------------
                           Name and Title: Alan G. Berkshire, Sr. Vice President

CUSIP No. 2331162304                                           Page 7 of 7 Pages
--------------------------------------------------------------------------------

STATEMENT C

                       Disclaimer of Beneficial Ownership

DDi Corp., Issuer
1220 Simon Circle
Anaheim, California

Common Stock
CUSIP No. 233162304
2,371,267 Shares

Nuveen Investments, Inc. and Nuveen Holdings, Inc. disclaim beneficial ownership as to all shares beneficially owned for Section 13(g) filing purposes by Symphony Asset Management LLC, as investment adviser.

Dated: February 25, 2004

                           Nuveen Investments, Inc.

                           /s/ Alan G. Berkshire
                           -----------------------------------------------------
                           Name and Title: Alan G. Berkshire, Sr. Vice President


                           Nuveen Investments Holdings, Inc.

                           /s/ Alan G. Berkshire
                           -----------------------------------------------------
                           Name and Title: Alan G. Berkshire, Sr. Vice President